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Exhibit 23.2



The Board of Directors
Unionamerica Holdings plc



We consent to the incorporation by reference in the registration statements (Nos. 33-72786, 33-81228, 33-87356 and 333-46889) on Form S-8, of MMI
Companies, Inc. of our report dated March 11, 1997 with respect to the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, and all related schedules, which report appears in the December 31, 1998 Form 10-K/A No. 1 of MMI Companies, Inc.



KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England


18 January, 2000